Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF THE VOTING SERIES A NON-CONVERTIBLE PREFERRED STOCK

OF

SUMMIT MATERIALS, INC.

Summit Materials, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

WHEREAS, the Restated Certificate of Incorporation of the Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Restated Charter”) authorizes the issuance of up to 250,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation and expressly authorizes the Board of Directors of the Corporation (the “Board”) to provide out of the unissued shares of the Preferred Stock for one or more classes or series of Preferred Stock and to fix for each such class or series the number of shares thereof, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the creation or issuance of such class or series; and

WHEREAS, by written consent dated as of January 12, 2024, the Board has duly approved and adopted the following resolution creating a series of one (1) share of Preferred Stock of the Corporation designated as the “Series A Non-Convertible Preferred Stock.”

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the provisions of the Restated Charter and applicable law, a series of Preferred Stock of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1.  Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock, a series of preferred stock designated as the “Series A Non-Convertible Preferred Stock” (hereinafter called the “Series A Preferred Stock”) and the authorized number of shares of Series A Preferred Stock so designated shall be one (1) share.

2.  Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

3.  No Economic Rights. The holder of the Series A Preferred Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, or otherwise.

4.  Conversion; Exchange. The Series A Preferred Stock is not convertible into or exchangeable for any Class A Common Stock, Class B Common Stock or other security of the Corporation.

5.  Restrictions on Transfer. The holder of the Series A Preferred Stock shall not be entitled to Transfer the Series A Preferred Stock to any Person without the prior written consent of the Board.

6.  Cancellation. The Series A Preferred Stock shall be immediately and automatically cancelled, without consideration and with no further action on the part of any Person, upon the earliest to occur of (i) a Change of Control of the Corporation, (ii) such time as Investor Anchor has a Voting Interest equal to or less than 25.00% and the Trading Period in respect of the applicable Top-Up Event has expired or (iii) the Series A Preferred Stock is held by any Person other than the initial holder of the Series A Preferred Stock, unless, in the case of clause (i) or (iii), the Board passes a resolution to cause the Series A Preferred Stock to not be cancelled as a result of such Change in Control or change in holder prior to the consummation of such change. Upon its cancellation, the Series A Preferred Stock shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Any Series A Preferred Stock transferred to the Corporation shall be automatically retired.

7.  Voting Rights. Except as otherwise provided by law, the holder of the Series A Preferred Stock shall not be entitled to vote on any matter; provided that; (i) solely during a Preferred Voting Window, and subject in all respects to the terms, conditions, obligations and limitations set forth in the Stockholder Agreement, the Series A Preferred Stock shall entitle the holder to vote together with the holders of Class A Common Stock and Class B Common Stock as a single class, on any matter for which the holders of Class A Common Stock and Class B Common Stock are generally entitled to vote, and (ii) on such matters referred to in the forgoing clause (i), the vote of the Series A Preferred Stock will represent the minimum number of votes as would allow the holder thereof to have a Voting Interest of 25.01% (with the Series A Preferred Stock voting together as a single class with Class A Common Stock and Class B Common Stock) in respect of any matter that is the subject of approval by the holders of Class A Common Stock and Class B Common Stock generally.

8.  Legends on Series A Preferred Stock. In addition to any other legend that may be required, each share certificate or other instrument representing the share of Series A Preferred Stock shall bear the following legends (and a comparable notation or other arrangement will be made to the extent the share of Series A Preferred Stock is uncertificated):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAW.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS SET FORTH IN A CERTIFICATE OF DESIGNATIONS OF THE VOTING SERIES A NON-CONVERTIBLE PREFERRED STOCK OF SUMMIT MATERIALS, INC., DATED AS OF JANUARY 12, 2024, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”

9.  Certain Definitions. As used in this Certificate of Designations, the following terms have the following meanings:

(a)  “Change of Control” shall have the meaning ascribed to such term in the Stockholder Agreement.

(b)  “Class A Common Stock” means the shares of Class A common stock, par value $0.01 per share, of the Corporation.

(c)  “Class B Common Stock” means the shares of Class B common stock, par value $0.01 per share, of the Corporation.

(d)  “Investor Anchor” shall have the meaning ascribed to such term in the Stockholder Agreement.

(e)  “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

(f)  “Preferred Voting Window” shall have the meaning ascribed to such term in the Transaction Agreement.

(g)   “Stockholder Agreement” means the Stockholder Agreement, dated as of January 12, 2024, by and among Cementos Argos S.A., Argos SEM LLC, Valle Cement Investments, Inc., the Corporation, and solely for the limited purposes of Sections 1.1, 1.2, 2.1, 2.2, 4.1, 4.5(j), 4.5(k), 4.5(l), 4.5(m), 4.6, 4.7 and Articles V and VI thereof, Grupo Argos S.A.

(h)  “Top-Up Event” shall have the meaning ascribed to such term in the Stockholder Agreement.

(i)  “Trading Period” shall have the meaning ascribed to such term in the Stockholder Agreement.

(j)  “Transaction Agreement” means the Transaction Agreement, dated as of September 7, 2023, by and among Argos North America, Corp., Cementos Argos S.A., Argos SEM LLC, Valle Cement Investments, Inc. and the Corporation.

(k)  “Transfer” shall have the meaning ascribed to such term in the Stockholder Agreement.

(l)  “Voting Interest” shall have the meaning ascribed to such term in the Stockholder Agreement.

10.  Headings. The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and acknowledged by the undersigned this 12th day of January, 2024.

SUMMIT MATERIALS, INC.
By:	/s/ Christopher B. Gaskill
Name: Christopher B. Gaskill
Title: EVP, Chief Legal Officer & Secretary